EXHIBIT 10.45

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”), dated this 14th day of January 2015, by and between COATES INTERNATIONAL, LTD., having its principal place of business at Route 34 and Ridgewood Road, Wall Township, New Jersey 07719 (hereinafter referred to as Licensor) and Renown Power Development Ltd., having its principal place of business at 168 Hongqiao Road, Bloc #4, Suite 2101, Xuhui District, Shanghai, 2003000, China (hereinafter referred to as Licensee).

Non-Exclusive Distribution License for the Western Hemisphere with rights to sell CSRV products manufactured in China throughout the Western Hemisphere.

BACKGROUND

WHEREAS, Licensor owns and/or has the right to license certain Patent Rights and Technical Information (as hereinafter defined) relating to Licensed Products used (as hereinafter defined) in the design and construction of internal combustion engines incorporating spherical rotary valves (the “Coates’ Spherical Rotary Valve System”) (CSRV);

WHEREAS, Licensor desires to grant to Licensee certain rights under such Patent Rights and Technical Information to use and sell the Licensed Product in the Territory (as hereinafter defined);

WHEREAS, Licensee desires the right to use and sell the Licensed Product in the Territory in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants, and other good and valuable consideration, and the mutual promises of the performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

ARTICLE I – DEFINITIONS

In this Agreement, including the recitals:

1.1          “CSRV Valve System” shall mean a cylinder head or heads for an internal combustion engine manufactured in accordance with the Patent Rights and/or Technical Information of the Coates’ Spherical Rotary Valve System.

1.2          “CSRV Valve Seal” shall mean a valve seal for use with the CSRV Rotary Valve Sphere in the Coates’ Spherical Rotary Valve System.

1.3          “CSRV Rotary Valve Sphere” shall mean a spherical rotary valve used in the CSRV Valve System in accordance with the Technical Specifications.

1.4          “CSRV Components” shall mean the parts that when assembled comprise of the Licensed Product.

1.5          “Coates Co-Generation System” shall mean a device consisting of an Engine linked to a Coates Generator.

1.6          “Dollars” and “$” shall mean the official currency of the Government of the United States of America.

1.7          “Engine” or “Engines” shall mean all Coates internal combustion engine(s) employing the Coates’ Spherical Rotary Valve System.

1.8          “Field of Use” shall mean use of the Coates Co-Generation System as the power source for the generation of electrical energy and/or for the power source for compression, transportation, pressurization and distribution of any gas or fluids for all applications, and/or for the power source for disposal and injection of any gas or fluids for all applications including subsurface reservoirs, and gas storage operations.

1.9          “Generator” shall mean a Coates patented device, which produces electricity having an engine as its power source.

1.10         “Improvement” shall mean any improvement, change or modification to the Engines, Generators, Coates Co-Generation System, the CSRV System, the CSRV Valve Seal and/or CSRV Rotary Valve System, which may be developed, created or acquired by either party to this Agreement, but only to the extent that the same comes within the scope of one or more claims in the Patent Rights.

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1.11         “Licensed Product” shall mean the Coates Co-Generation System incorporating the Engines, the Coates Generators, and any other CSRV Products, Patent Rights and/or Technical Information in its design and manufacture incorporating the components in Sections 1.1, 1.2, 1.3 and 1.4.

1.12         “Licensee” shall mean the Licensee and “Licensor” shall mean Licensor as specified on the title page of this Agreement.

1.13         “Patent Rights” shall mean the patents and patent applications, as listed in Appendix 1.13, and all patents which may be issued pursuant to such patent applications, together with any continuations or continuations-in-part thereof, and all patents issuing thereon or therefrom including reissues, patents of addition and any registration or configuration patents corresponding thereto.

1.14         “Regulatory Approval” shall mean, with respect to all countries in the Western Hemisphere, and all governmental approvals necessary for Licensee to use the Licensed Product.

1.15         “Regulatory Authority” shall mean, with respect to all countries in the Western Hemisphere, and the governmental authority responsible for granting Regulatory Approval.

1.16         “Technical Information” shall mean all information imparted by Licensor to Licensee, together with all proprietary information, trade secrets, skills and experience, recorded and unrecorded, accumulated from time to time during the term of this Agreement, relating to a Licensed Product and all designs, drawings, specifications, know-how and the like, owned by Licensor, insofar as the same related to a Licensed Product.

1.17         “Technical Specifications” shall mean the specifications and performance parameters developed by Licensor for the Licensed Product.

1.18         “Territory” shall mean the Western Hemisphere.

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ARTICLE II – LICENSE GRANTED

2.1          LICENSE GRANTED TO LICENSEE

Subject to the terms and conditions set forth herein, the Licensor grants a Non-Exclusive Distribution License for the territory of Western Hemisphere to sell and use the Licensed Products, sold and supplied exclusively by its Chinese sub-licensed Manufacturer to Licensee, falling within the scope of the Patent Rights and/or Technical Information, within the Territory and with respect to the Field of Use. The Licensee shall be prohibited from manufacturing Coates Co-Generation System, The Coates Generators or the Engines or components thereof and any other CSRV Products in the Western Hemisphere. As a condition of this License, the Licensee shall purchase the Manufacturing License from the Coates Trust, and must purchase the Coates Co-Generation Systems, the Coates Generators and Engines from its Chinese Sub-Licensed Manufacturer or its designee and from no other person or entity.

2.2          LIMITATION OF LICENSES GRANTED

Licensee shall have no right to manufacture or sublicense the Licensed Product or components of the Licensed Product, the Patent Rights and/or Technical Information in the Western Hemisphere.

2.3          IMPROVEMENTS

If Licensee has heretofore brought about or shall hereafter during the term of this Agreement or within two (2) years after the expiration of this Agreement bring about any Improvement on the Licensed Product, Licensee shall promptly disclose such Improvement to Licensor. If such Improvement is approved for patent, Licensor shall have the first option within the time prescribed by law to file a patent application thereon in Licensor’s name. The expense of filing, securing and maintaining patent protection on such Improvements shall be borne by Licensor and the Licensee will have a royalty-free license to use the improvement or improvements. If Licensor shall elect not to file any such patent application, then Licensee shall have the option to do so in its own name and at its own expense.

Licensee agrees to grant and hereby grants to Licensor a nonexclusive, royalty-free license together with the right to grant sublicenses to other licensees under each of said patent applications and any patents issuing as set forth in this Section.

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2.4          PATENT MARKINGS

Licensee shall not alter, remove, obscure or cover patent markings or any other writing or printed words identifying Licensor as owner of the pertinent patents and/or patent applications.

ARTICLE III – TECHNICAL COOPERATION AND APPROVALS

3.1          TECHNICAL COOPERATION

Upon request by Licensee other than for existing Coates CSRV products, if any new Coates CSRV application is requested to be designed by Licensor, such technical assistance will be provided under the terms of a separate engineering contract.

Upon request by Licensee, Licensor shall furnish to Licensee and Sublicensee full technical assistance if the process of starting up manufacturing in China requires assistance from Coates Any and all expenses shall be paid by Licensee in advance for travel, hotel, local transportation, meals and any other expenses that the Licensor may incur. If any new Coates CSRV products or engine applications are requested to be designed by Licensor, such projects will be provided under the terms of a separate engineering contract with Coates International, Ltd.

3.2          REGULATORY APPROVALS

For the full term of this Agreement, Licensee assumes complete responsibility, at Licensee’s sole cost and expense, for obtaining Regulatory Approval, where required, from all appropriate Regulatory Authorities, for the use of Licensed Products.

Licensor agrees to provide Licensee with all reasonable assistance and cooperation in the preparation and submission of any application for Regulatory Approval. Any and all expenses including travel, hotel, etc. incurred shall be paid up front by Licensee.

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ARTICLE IV – CONFIDENTIAL INFORMATION

4.1          Licensee shall use Technical information and Technical Specifications obtained heretofore or hereafter from Licensor for the sole purpose of using Licensed Product under this Agreement.

4.2          Licensee agrees to hold in confidence any and all Technical Information and Technical Specifications disclosed, directly or indirectly, to Licensee by Licensor under this Agreement except that such obligation does not extend to: (a) Technical Information and Technical Specifications which at the time of disclosure are in the public domain; (b) Technical Information and Technical Specifications which, after disclosure is published or otherwise becomes part of the public domain through no fault of the Licensee (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); (c) Technical Information which Licensee can prove was in its possession (as evidenced by Licensee’s written records) at the time of disclosure and was not acquired, directly or indirectly from Licensor or from a third party under an obligation of confidence; and (d) Technical Information and Technical Specification which Licensee can prove was received by it (as evidenced by Licensee’s written records) after the time of disclosure hereunder from a third party who did not require Licensee to hold it in confidence and who did not acquire it, directly or indirectly, from Licensor under an obligation of confidence.

4.3          Licensee agrees to obtain from its officers, directors, employees, agents, outside consultants and assigns and any other persons having access to Confidential Information, a duly binding agreement to maintain such information in confidence, each such agreement must be in a form reasonably acceptable to Licensor.

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ARTICLE V – PAYMENTS

5.1          LICENSING FEE

In consideration of the rights granted hereunder, Licensee agrees to pay the Licensor a Licensing Fee of One Hundred Million Dollars U.S.D. ($100,000,000.00) in accordance with the following payment schedule:

A.          By application of the good faith deposit of US$500,000 already paid to Licensor. Upon execution of this Agreement, such deposit shall automatically become non-refundable.

B.          If Licensee or Sublicensee completes a stock offering to raise funds or raises funds from any source, Licensee and Sublicensee will pay 25% of the said funds raised to Licensor as partial payment of License. If a Stock Offering of $300,000,000.00 or more is completed by Licensee or Sublicensee, the balance of License Fee will be paid in full immediately. Once Licensee and any Sublicensees raise combined capital from any and all sources aggregating a total US$10,000,000, Licensee and any Sublicensees shall promptly after receipt thereof, pay 25% of all such additional capital raised to Coates International, Ltd. to be applied to the outstanding, unpaid balance of the license fee until the license fee shall have been paid in full.

Coates International Ltd. will be issued shares of capital stock in Coates Power Inc., Ltd. and Renown Power Development Ltd., representing a 25% ownership interest and 25% of the voting rights in each company. All such shares of capital stock shall be deposited into an escrow account controlled by a mutually acceptable Escrow Agent of good standing for the benefit of the Licensor. During the time that the shares of capital stock are held in escrow, any and all cash dividends, stock dividends and any other shareholders distributions in either cash, stock or property declared and effected by either company related to such escrowed shares of capital stock shall also be deposited with the Escrow Agent for the benefit of the Licensor. The number of shares of capital stock held in escrow shall be automatically adjusted for forward and reverse stock splits and any other corporate reorganizations effecting the outstanding shares. All shares of capital stock held in escrow shall be entitled to full anti-dilution protection to ensure that the ownership interest and voting rights of such shares does not fall below a 25% interest in either of the two companies. Neither Coates Power Inc., Ltd. nor Renown Power Development Ltd. may transfer control either by means of a single transaction or by a series of cumulative transactions to any other party or parties not currently investors without the express, written consent of the Licensor. Upon payment and complete satisfaction of the license fee of US$100,000,000 due hereunder to Licensor, all shares of capital stock, cash and other property shall be released from Escrow to the original company from which such assets were derived, specifically Licensee and Coates Power, Ltd.

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Within 90 days of the end of each fiscal year, Licensee and any Sublicensee shall prepare annual financial statements, certified by an internationally recognized, independent, public accounting firm, which shall be promptly furnished to Licensor. Licensor may, at its option, request that Licensee and any Sublicensee prepare quarterly financial statements, reviewed by an internationally recognized, independent, public accounting firm which shall be furnished to Licensee within 60 days after the end of any such requested quarterly reporting period.

5.2          ROYALTIES

There are no royalty payments for a use and sell distribution license.

5.3          ENGINE PAYMENT – GENERATOR SET AND COMPONENTS

The demonstration Coates Industrial CSRV Natural Gas Generator Set and display engine will be returned to Licensor at its own cost and expense promptly after the first prototype of the Coates Industrial CSRV Natural Gas Generator Set is made in China.

Licensor will provide Licensee and Sublicensee no less than two (2) sets of CSRV components to make prototypes of the Coates Industrial CSRV Natural Gas Generator in China for start up production of the Coates Industrial CSRV Natural Gas Generator Set. These parts and components, as well as costs for shipping and export costs shall be billed to Licensee and/or Sublicensee at Licensor’s cost and paid to Coates International, Ltd. in full prior to shipment.

If Licensee requests to purchase the Demonstration Coates Industrial CSRV Natural Gas Generator, they must pay $150,000.00 U.S.D. within one month of receiving Gen-Set. Otherwise, it must be returned to the Licensor after all demonstrations are completed, at Licensee’s cost and expense.

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ARTICLE VI – PATENT ENFORCEMENT

6.1          Licensee shall immediately inform Licensor of any actual or potential infringement of the Patent Rights by Licensee or any third party which may come to Licensee’s attention. It shall be the responsibility of the Licensor at its own expense and solely at Licensor’s discretion (which shall not be obligated to exercise) to terminate any such potential actual infringement of any of the Patent Rights. If Licensor shall elect not to pursue such third party in the territory of The People’s Republic of China, Licensee may, at its sole cost and expense, and with Licensor’s approval, take such action to terminate such infringement and Licensor agrees to cooperate with Licensee.

ARTICLE VII – REPRESENTATIONS

7.1           Licensor represents and warrants as follows:

(a)          All Technical Information delivered prior to the date of execution hereon has been, and all Technical Information delivered hereafter will be, to the best of Licensor’s knowledge, substantially accurate and complete with respect to material matters.

(b)          Licensor is the rightful owner of the Patent Rights and has the exclusive right to license all of the Patent Rights.

(c)          Licensor has the power and authority to execute, deliver and perform its obligations under this Agreement, and neither the execution nor delivery of this Agreement or the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party.

7.2          Licensee and Licensor represents and warrants as follows:

(a) Licensee is a duly organized, validly existing corporation in Hong Kong BVI and the corporate charter of the Licensee has never been revoked or suspended. Licensor is a duly organized, validly existing corporation in The United States of America, and the corporate charter of the Licensor has never been revoked or suspended.

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(b) Both the Licensee and Licensor have the power and authority to execute, deliver and perform its obligations under this Agreement and neither the execution nor the delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party.

(c) Licensee has the financial capability to pay the consideration that is required by Article V.

7.3          OBLIGATIONS OF LICENSEE – Licensee will use its best efforts to:

(a) Execute all such tasks as may be necessary to bring about the speedy use of Licensed Products consistent with good business practice; and

(b) Ensure that all steps within its power are undertaken with all reasonable speed to ensure that the Licensed Products comply with relevant governmental regulations in the Field of Use in the Territory.

7.4          LIMITATION OF LICENSOR’S WARRANTIES:

(a) Nothing contained in this Agreement shall be construed as a warranty or representation by Licensor as to the validity or scope of any patent including the Patent Rights. Furthermore, no warranty or representation is made by Licensor that the use by Licensee of Licensed Products will be free of infringement of any patent or other rights of persons not a party hereto. Licensor shall not be obliged to defend, indemnify or hold Licensee harmless against suit, claim, demand or action based on actual or alleged infringement of any patent or other rights belonging to a person or entity not a party to this Agreement. Any such suit, claim, demand or action based on actual or alleged infringement by Licensee shall not relieve Licensee from its performance of its obligations hereunder.

(b) Licensor makes no representations, extends no warranties of any kind, express or implied, and assumes no responsibility whatsoever with respect to the use by Licensee or its vendors of products incorporating, or made by use of, Licensed Products, Patent rights and/or Technical Information furnished under this Agreement.

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7.5          INDEMNIFICATION BY LICENSEE AND INSURANCE

Licensee shall indemnify and hold Licensor harmless from and against any and all expenses including attorney’s fees, claims, demands, liabilities or money judgments for death or bodily injury arising from the use of the Licensed Product by Licensee. Licensee shall give Licensor notice as soon as practicable of any claim or action to which the foregoing provision applies. Licensor shall have the right, but not the obligation, to participate in any compromise, settlement or defense of any such claim or action.

7.6          MUTUAL INDEMNITIES

Each of the parties hereto shall indemnify and save harmless the other of, from and against any losses, damages and costs (including legal fees and expenses) which the other may suffer or incur by reason of a breach of this Agreement.

7.7          INSURANCE

Insurance shall be purchased by Licensee or Sublicensee immediately when CSRV products are sold to any customers anywhere in the world. The insurance shall be covering the origin of where the CSRV products are sold and placed; the insurance amount shall be determined by the amount of CSRV products sold and placed. Licensor bears no responsibility and is held harmless in the use and sale of CSRV products manufactured in China and sold anywhere in the world.

ARTICLE VIII – DURATION AND TERMINATION

8.1          Subject to the provisions of Section 8.4 hereof, all rights and obligations under this Agreement shall expire upon the expiration of the last to expire patent of the patent Rights and any Improvement Patents added thereto.

8.2          If either Licensee or the Licensor commits a material breach of any provision of this Agreement, and such breach is not cured within thirty (30) days after the date on which notice of breach is sent to the breaching party, the non-breaching party shall have the right to request to terminate this Agreement. If the breaching party disagreed on the request of termination, such request of termination shall be taken to juristic for arbitration (Refer to ARTICLE XIV) except that if the breach is related to the failure of the Licensee to pay any sum that is due to Licensor and such breach is not cured within thirty (30) days of the date on which payment was due, then Licensor shall have the right, without notice to Licensee, to terminate this Agreement.

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8.3          This Agreement shall terminate effective immediately upon:

(a) The filing by Licensee of an involuntary petition in bankruptcy, the entry of a decree or order by a court agency or supervisory authority having jurisdiction in the premises for the appointment of a conservatory, receiver, trustee in bankruptcy or liquidation for Licensee in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings, or the winding up or liquidation of its affairs, and the continuance of any such petition, decree or order undismissed or unstated and effect for a period of sixty (60) consecutive days;

(b) The consent by Licensee to the appointment of a conservator, receiver, trustee in bankruptcy or liquidation in any solvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings of or relating to Licensees, or relating to substantially all of its property, or if Licensee shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, reorganization, or bankruptcy statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(c) Pursuant to Section 5.1E.

8.4          Termination shall not release either Licensee or Licensor from any obligation arising prior to such termination or any requirement pursuant to ARTICLE IV and Sections 7.3, 7.5, 7.6 and 17.2 of this Agreement.

8.5          In the event of any termination of this Agreement, other than because of Licensee’s default, Licensee shall be entitled to use Licensed Products for which commitments to customers have been made at the time of such termination.

8.6          Any termination of this Agreement shall be without prejudice as to any obligation of either party to the other accruing prior to or at such termination.

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ARTICLE IX – WAIVER

9.1          No provision of this Agreement shall be deemed to have been modified by any act of either party, its agents or employees, or by the failure to object to any act of the other party which may be inconsistent herewith, or otherwise, except by a subsequent agreement in writing signed by both parties. No waiver of a breach committed by either party in one instance shall constitute a waiver or a license to commit or continue breaches in other or like instances.

ARTICLE X – LIMITATIONS OF RIGHTS AND AUTHORITY

10.1          No right or title whatsoever in the Patent Rights or Technical Information is granted by Licensor to Licensee, or shall be taken or assumed by Licensee, except as is specifically set forth or granted in this Agreement.

10.2          Neither party shall in any respect whatsoever be taken to be the agent or representative of the other party and neither party shall have any authority to assume any obligation for the other party or to commit or bind the other party in any way.

10.3          Neither party shall at any time heretofore or hereafter publicly state or imply that the terms and conditions specified herein, or that the relationships between Licensor and Licensee, are in any way different from those specifically set forth in this Agreement. If requested by one party, the other party shall promptly supply copies of all public statements and of all promotional material relating to this Agreement and to Licensed Products.

ARTICLE XI – FORCE MAJEURE

11.1          Neither party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement and Licensor and Licensee shall not be deemed in breach of their obligations, if, to the extent and for so long as such failure or delay in breach is due to natural disaster or cause reasonably beyond the control of that party. If a party desires to invoke this Article it shall notify the other promptly of such desire and shall use reasonable efforts to resume performance of its obligations as soon as reasonably possible. However, if performance by a party becomes impossible for more than twelve (12) consecutive months by reason thereof, this Agreement may be terminated by either party giving thirty (30) days written notice upon consensus.

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ARTICLE XII – INJUNCTIVE RELIEF FOR BREACH: SEVERABILITY AND ENFORCEABILITY

12.1          The parties agree that a party may not be adequately compensated by damages at law for a breach or threatened breach by the other party of any of the provisions of this Agreement, and that the other party shall be entitled to injunctive relief and specific performance in connection therewith, in addition to all other remedies.

12.2          Each of the covenants contained in this Agreement shall be construed as separate covenants, and if any court shall finally determine that any such covenants are too broad as to the area, activity or time set forth therein, said area, activity or time shall be deemed reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time, without limiting the scope or enforceability of the remaining provisions of those sections.

12.3          If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such an event, this Agreement will be deemed to have been terminated only as to the portion thereof which related to the provision invalidated by that judicial decision, but this Agreement, in all other respects, will remain in force.

12.4          It is specifically agreed that no provision that is in any manner violate of the antitrust laws of The United States of America as now or hereafter enacted or construed, is intended or will be considered to be incorporated into this Agreement or will be binding upon the parties.

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ARTICLE XIII – LIMITATIONS OF ASSIGNMENT OF LICENSEE

13.1          The rights, duties and privileges of the parties hereunder shall not be transferred or assigned, either in whole or in part.

ARTICLE XIV – GOVERNING LAW / JURISDICTION

14.1           This Agreement shall be governed by and construed and enforced in accordance with the laws of The United States of America as to patents only and in all other respects with the laws of the State of New Jersey. Each party hereby submits to the jurisdiction of the state or federal courts in the State of New Jersey in the event of any claims arising under this Agreement.

ARTICLE XV – ENTIRE AGREEMENT

15.1          This Agreement sets forth the entire agreement and understanding by and between Licensor and Licensee as to the subject matter hereof and it supersedes all documents, verbal consents and understandings made before the execution of this Agreement and none of the terms of this Agreement shall be amended or modified except in written document signed by Licensor and Licensee.

15.2          In the event of an inconsistency between any terms of this Agreement and any translation thereof into another language, the English language version shall control.

15.3          Should any portion of this Agreement be declared null and void, the remainder of this Agreement shall remain in full force and effect.

ARTICLE XVI – NOTICES

16.1          Any notice, consent or approval required under this Agreement shall be in English in writing, and shall be delivered to the following addresses (a) personally by hand, (b) by Certified Mail, postage prepaid, with return receipt requested, or (c) by telefax, confirmed by Certified Mail.

If to the Licensor:

Coates International, Ltd.

2100 Highway 34 and Ridgewood Road

Wall Township, NJ 07719

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If to the Licensee:

Renown Power Development Ltd.

168 Hongqiao Road

Bloc #4, Suite 2101

Xujiahui, Shanghai 2003000, China

All notices shall be deemed effective upon the date delivered. If either party desires to change the address to which notice is sent to such party, it shall so notify the other party in writing in accordance with the foregoing.

ARTICLE XVII – MISCELLANEOUS

17.1        HEADINGS AND REFERENCES

Headings in this Agreement are included herein for ease of reference only and have no legal effect. References herein to Sections or Attachments are to Sections and Attachments to this Agreement, unless expressly stated otherwise.

17.2        RESTRICTION ON DISCLOSURE OF TERMS AND PROVISIONS

(a) This Agreement shall be distributed solely to: (I) Those personnel of Licensor and Licensee who shall have a need to know its contents; (II) those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement; (III) those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Licensor to place or maintain or secure benefits under policies of insurance; and (IV) as may be required by law, regulation or judicial order.

(b) In the event disclosure is required by law, regulation or judicial order, the disclosing party shall request that any disclosure be kept secret and shall attempt to minimize disclosure of the financial terms of this Agreement. Any party may publicly announce the existence of this Agreement, the manner in which the parties shall operate, and the areas of responsibility of each party. Licensee hereby acknowledges that it consents to the compulsory filing of a conformed copy of this agreement as an exhibit to Licensor’s regulatory filings with the United States Securities and Exchange Commission. The parties will consult with each other prior to any press release relating to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first above written in duplicate by their duly-authorized representatives.

Distribution License for Coates CSRV Product Throughout the Western Hemisphere.

ATTEST:	COATES INTERNATIONAL, LTD.

/s/Kathy Restivo	By:	/s/ George J. Coates, President and CEO
George J. Coates, President and CEO February 24, 2015

ATTEST:	RENOWN POWER DEVELOPMENT LTD.

/s/ Xiaoshi Pang	By:	/s/ Na Cui, Chairman
Na Cui, Chairman

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